UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

usell.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Madison Ave., 17th Floor New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 213-6805

Former Address: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2016, uSell.com, Inc. (the “Company”) granted a total of 250,000 stock awards to certain of its directors in recognition of their ongoing contributions to the success of the Company.

Mr. Peter Benz was awarded 100,000 shares, including 10,000 shares as an Audit Committee member, Mr. Amitabh Jhawar was awarded 70,000 shares, including 10,000 shares as an Audit Committee member, and Mr. Grant Fitzwilliam was awarded 20,000 shares for service as Audit Committee Chairman. Each of the foregoing awards vests in two equal annual increments, subject to continued service on each vesting date, with the first vesting date being one year from the grant date, and full vesting upon a change of control. Each director has the option to elect to receive the shares in the form of restricted stock or restricted stock units, with the election being fixed at the time each director executes an agreement with the Company. If elected, restricted stock units will be delivered three years from the date of grant.

In addition, Mr. Daniel Brauser, the Company’s Chairman of the Board, was awarded 60,000 shares, which will vest in three equal annual increments, subject to continued service on each vesting date, with the first vesting date being one year from the grant date, and full vesting upon a change of control. Mr. Brauser’s award is subject to the same election between restricted stock or restricted stock units described above.

In order to permit the awards described above to be issued under the Company’s 2008 Equity Incentive Plan (the “Plan”), the Company increased the number of authorized shares under the Plan to a total of 1,382,023.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Amendment to the 2008 Equity Incentive Plan, effective January 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USELL.COM, INC.

Date: January 12, 2016	By:	/s/ Nikhil Raman
	Name:	Nikhil Raman
	Title:	Chief Executive Officer